Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND LIMITED WAIVER (this “Amendment”) dated as of August 29, 2005 among GREATER BAY BANCORP, a California corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders and the Agent have entered into a Credit Agreement dated as of March 14, 2005 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1. Amendment to Credit Agreement. Section 5.02(d) of the Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended (i) by replacing “; and” at the end of sub-section (vi) with “;”, (ii) by replacing “,” at the end of sub-section (vii) with “; and”, and (iii) by inserting immediately after sub-section (vii) thereof a new sub-section (viii) to read in full as follows:

“(viii) (A) Any Investment by the Borrower and its Subsidiaries that is permissible for national banks pursuant to 12 CFR Chapter 1, Part 1, (B) any Investment in the form of loans or other extensions of credit made in the ordinary course of the business of the Borrower and its Subsidiaries, and (C) any Investments not otherwise permitted under this Section 5.02(d) in an aggregate amount not to exceed $50,000,000, provided that, with respect to each Investment made pursuant to this clause (C): (1) such Investment shall not entail the assumption of any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the appropriate officer(s) of the Borrower exercising authority to approve of the relevant type of Investment); and (2) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such investment, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment.”

SECTION 2. Limited Waiver. (a) Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Borrower herein contained, the Lenders hereby waive any default arising under Section 5.02(d) of the Credit Agreement prior to the date hereof as a consequence of Investments made by the Borrower or any of its Subsidiaries that would be permitted by Section 5.02(d) of the Credit Agreement after giving effect to this Amendment.

(b) Without limiting the generality of the provisions of Section 8.01 of the Credit Agreement, the waiver set forth above shall be limited precisely as written and relates solely to the noncompliance by the Borrower with the provisions of Section 5.02(d) of the Credit Agreement in the manner and to the extent described above, and nothing in this Amendment shall be deemed to:

(i) constitute a waiver of compliance by the Borrower with respect to (A) Section 5.02(d) of the Credit Agreement in any other instance or (B) any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein; or

(ii) prejudice any right or remedy that the Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other instrument or agreement referred to therein.

(c) Except as expressly set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

SECTION 3. Conditions of Effectiveness. This Amendment shall become effective as of the date first above written (the “Effective Date”) when, and only when, the Agent shall have received each of the following:

(i) Counterparts of this Amendment executed by the Borrower and all of the Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment;

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Amendment and the matters contemplated hereby, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby; and

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Amendment and the other documents to be delivered hereunder and thereunder.

This Amendment is subject to the provisions of Section 8.01 of the Credit Agreement.

SECTION 4. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(i) The Borrower and each of its Subsidiaries (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to be so licensed or qualified would have a materially adverse impact on its business or properties; (ii) is in compliance with the requirements of applicable laws and regulations, except for such noncompliance as would not materially and adversely affect its business or financial condition; and (iii) has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

(ii) The execution, delivery and performance by the Borrower of this Amendment and the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except such as have already been obtained, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or any of its Subsidiaries or of the Articles of Incorporation or Articles of Association, as the case may be, or Bylaws of the Borrower or any of its Subsidiaries, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of its Subsidiaries. The Borrower is not in violation of any such indenture or loan or credit agreement or any other material agreement, lease or instrument the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(iii) This Amendment, the Credit Agreement, as amended hereby, and the other Loan Documents constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally, and general principles of equity.

SECTION 5. Reference to and Effect on the Credit Agreement and the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 6. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.

SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREATER BAY BANCORP

By:	/s/ James S. Westfall
Title:	Chief Financial Officer

By:	/s/ Kamran Husain
Title:	Senior Vice President – Controller

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Agent and as Lender

By:	/s/ Robert McFadden
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION
as Lender

By:	/s/ Jon B. Beggs
Title:	Vice President

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Mary P. Riggins
Title:	Senior Vice President